CREDIT AGREEMENT

                            Dated as of May 23, 2000


        This Credit Agreement is entered into by and FACTUAL DATA CORP., a Colorado corporation (the "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank").

                                    ARTICLE I

                                   Definitions

                Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                (a) the terms defined in the preamble hereto have the meanings therein assigned to them;

                (b) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

                (c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

                (d) all accounting terms, unless otherwise specified, shall be deemed to refer to Persons and their Subsidiaries on a consolidated basis in accordance with GAAP.

        "Advance" means a loan of funds by the Bank to the Borrower pursuant to
Article II hereof, including Revolving Advances and Term Advances.

        "Affiliate" or "Affiliates" means any Person controlled by, controlling or under common control with the Borrower, including (without limitation) any Subsidiary of the Borrower. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Affiliated Group" means FDC Acquisition, Inc., together with any Person that, in the future, becomes a wholly owned subsidiary of the Borrower.

        "Agreement" means this Credit Agreement and all exhibits, schedules, amendments and supplements hereto.

        "Bank" has the meaning specified in the preamble.

        "Base Rate" means the rate of interest publicly announced from time to time by the Bank as its "base rate" or "reference rate", or, if the Bank ceases to announce a rate so designated, any similar successor rate designated by the Bank.

        "Borrower" has the meaning specified in the preamble.

        "Borrowing" means a borrowing by the Borrower pursuant to Article II hereof, consisting of Advances made to the Borrower by the Bank on the date requested by the Borrower.

        "Business Day" means any day other than a Saturday or Sunday on which national banks are open for business in Minneapolis, Minnesota.

        "Capital Adequacy Rule" has the meaning specified in Section
2.20(b)(ii).

        "Capital Adequacy Rule Change" has the meaning specified in Section 2.20(b)(iii).

        "Capital Expenditures" of any Person means the sum of:

        (a) the aggregate amount of all expenditures of such Person for fixed or capital assets made during such period which, in accordance with GAAP would be classified as capital expenditures; and

        (b) the aggregate amount of all Capitalized Lease Liabilities of such Person incurred during such period.

        "Capitalized Lease Liabilities" of any Person means, with respect to the applicable Covenant Computation Period, all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        "Capitalized Lease Payments" of any Person means, with respect to the applicable Covenant Computation Period, the total expenditures by such Person to pay Capitalized Lease Liabilities during such period, as determined in accordance with GAAP.

        "Capitalized Lease Principal" of any Person means, with respect to the applicable Covenant Computation Period, the total expenditures by such Person to pay the principal portion of any Capitalized Lease Payments during such period.

        "Cash Flow Available for Debt Service" of any Person means, with respect to the applicable Covenant Computation Period, such Person's EBITDA less taxes payable on account thereof and less Capital Expenditures not financed with proceeds of additional Debt.

     "Cash Flow Available for Interest" of any Person means, with respect to the applicable Covenant Computation Period, such Person's Pre-Tax Net Income plus Interest Expense payable in cash during such period.

     "Closing Date" means the date of this Agreement.

        "Collateral" means all personal property of the Borrower in which the Bank has been granted a security interest pursuant to any Security Document, together with all substitutions and replacements for and products of any of the foregoing.

        "Commitment" means the Bank's Revolving Commitment or Term Commitment, as the context may require.

        "Covenant Computation Date" means the last day of each fiscal quarter (March 31, June 30, September 30, and December 31, as the case may be) commencing June 30, 2000.

        "Covenant Computation Period" means the twelve (12) consecutive calendar months immediately preceding and ending on the Covenant Computation Date.

        "Debt" of any Person means, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Liabilities of such Person, (e) all debt of others secured by a lien on any asset of such Person, whether or not such debt is assumed by such Person, (f) all debt of others guaranteed by such other Person, (g) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e., take-or-pay and similar obligations), (h) all obligations of such Person under any interest rate swap program or any similar agreement, arrangement or undertaking relating to fluctuations in interest rates and (i) all obligations of such person to advance funds to, or purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person.

        "Debt Service Coverage Ratio" of any Person means, with respect to the applicable Covenant Computation Period, the ratio of such Person's (a) Cash Flow Available for Debt Service to (b) Debt Service Requirements.

        "Debt Service Requirements" of any Person means, with respect to the applicable Covenant Computation Period, the aggregate, without duplication, of such Person's (a) Interest Expense (b) all scheduled installments of principal on Funded Debt excluding voluntary prepayments of principal made, or to be made, under the Term Note and any principal payments made under the Revolving Note which are due on demand or during such period, and (c) all Capitalized Lease Principal which is due on demand or during such period.

        "Default" means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

        "Default Rate" shall have the meaning specified in Section 2.9(c).

        "EBITDA" of any Person means, with respect to the applicable Covenant Computation Period, the sum of such Person's (a) Pre-Tax Net Income, (b) Interest Expense and (c) depreciation, depletion, and amortization of tangible and intangible assets, before (i) special extraordinary gains, (ii) minority interests, and (iii) extraordinary gains and losses, in each case for such period, computed and calculated in accordance with GAAP.

        "Environmental Laws" has the meaning specified in Section 4.12.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Eurodollar Advance" means any Advance subject to a Eurodollar Rate.

        "Eurodollar Base Rate" means, with respect to an Interest Period, the rate per annum equal to the rate (rounded up to the nearest one-sixteenth of one percent (1/16%)) determined by the Bank to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period and maturing at the end of such Interest Period, as determined by the Bank between the opening of business and 12:00 Noon, Minneapolis, Minnesota time, on the second Business Day prior to the beginning of such Interest Period.

        "Eurodollar Rate" means, with respect to an Interest Period, the rate obtained by adding (i) Eurodollar Spread to (ii) the rate obtained by dividing
(A) the applicable Eurodollar Base Rate by (B) a percentage equal to one (1.00) minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining reserve requirements applicable to eurodollar fundings (currently referred to as "Eurocurrency Liabilities" in Regulation D) or any other reserve requirements applicable to a member bank of the Federal Reserve System with respect to such eurodollar liabilities.

        "Eurodollar Spread" means the amount as set forth below:


 Term Facility        Revolving Facility                    Status
 -------------        ------------------                --------------

     2.50%                  2.50%                       Level 1 Status
     2.75%                  2.75%                       Level 2 Status
     3.00%                   n/a                        Level 3 Status




        This spread shall be established for each fiscal quarter of the Borrower, commencing on October 1, 2000, and shall be determined quarterly, based on the Borrower's financial statements which are to be delivered pursuant to Section 5.1(b) hereof. Any adjustment to this spread shall not become effective until two (2) days after receipt of such financial statements by the Bank. For the period from the Closing Date up to the point when this spread shall be determined based upon the Borrower's financial statements for the period ending September 30, 2000, this spread shall be at a Level 2 Status.

        "Event of Default" has the meaning specified in Section 7.1.

        "Facility" means the Revolving Facility or the Term Facility, as the context may require.

        "FDC Group" means the Borrower, any Subsidiaries and each member of the Affiliated Group.

        "Floating Rate" means an annual rate at all times equal to the Base Rate plus the Floating Spread.

        "Floating Rate Advance" means any Advance subject to the Floating Rate.

        "Floating Spread" means the amount as set forth below:


Term Facility       Revolving Facility                   Status
-------------       ------------------               --------------

    0.00%                 0.00%                      Level 1 Status
    0.25%                 0.25%                      Level 2 Status
    0.50%                 n/a                        Level 3 Status


        This spread shall be established for each fiscal quarter of the Borrower, commencing on October 1, 2000, and shall be determined quarterly, based on the Borrower's financial statements which are to be delivered pursuant to Section 5.1(b) hereof. Any adjustment to this spread shall not become effective until two (2) days after receipt of such financial statements by the Bank. For the period from the Closing Date up to the point when this spread shall be determined based upon the Borrower's financial statements for the period ending September 30, 2000, this spread shall be at a Level 2 Status.

        "Funded Debt" of a Person means all interest-bearing Debt of such Person, and shall include all interest-bearing Debt created, assumed or guaranteed by such Person either directly or indirectly, including obligations secured by liens upon property of such Person and upon which such Person customarily pays the interest, and all Capitalized Lease Liabilities.

        "GAAP" means generally accepted accounting principles.

        "Guarantees" means the Guarantees of each of the Guarantors, pursuant to which each Guarantor guarantees payment of all Obligations.

        "Guarantor" means each member of the Affiliated Group.

        "Guarantor Security Agreements" means each of the Security Agreements executed by a Guarantor.

        "Hazardous Substance" means any asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.

        "Installment Date" has the meaning specified in Section 2.11(b).

        "Interest Coverage Ratio" of any Person means, with respect to the applicable Covenant Computation Period, the ratio of such Person's (c) Cash Flow Available for Interest to (b) Interest Expense.

        "Interest Expense" of any Person means, for the applicable period, such Person's total gross interest expense during such period (excluding interest income), and shall in any event include, without limitation, (a) interest expensed (whether or not paid) on all Debt, (b) the amortization of debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (d) the portion of any Capitalized Lease Obligation allocable to interest expense.

        "Interest Period" means, relative to any Eurodollar Advance, the period beginning on (and including) the date on which such Eurodollar Advance is made or continued as, or converted into, a Eurodollar Advance pursuant to Sections 2.4, 2.5 or 2.6 and shall end on (but exclude) the day which numerically corresponds to such date one (1), two (2), three (3) or six (6) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Sections 2.4, 2.5, or 2.6; provided, however, that:

        (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than four (4) different dates;

        (b) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Business Day); and

        (c) no Interest Period may end later than the later of the (i) Revolving Commitment Termination Date, or (ii) the Term Commitment Termination Date.

        "Interest Rate Swap Agreements" has the meaning specified in Section
2.16.

        "Level 1 Status" means that period of time during which the ratio of the FDC Group's Funded Debt to EBITDA, on a trailing twelve-month basis, is less than 1.00 to 1.00.

        "Level 2 Status" means that period of time during which the ratio of the FDC Group's Funded Debt to EBITDA, on a trailing twelve month basis, is equal to or greater than 1.00 to 1.00 and, with respect to computation of the Term Spread only, is less than or equal to 2.50 to 1.00.

        "Level 3 Status" means that period of time during which the ratio of the FDC Group's Funded Debt to EBITDA, on a trailing twelve-month basis, is greater than 2.50 to 1.00.

        "Loan Documents" means this Agreement, the Notes, the Guarantees, the Subordination Agreements and the Security Documents.

        "Maturity Date" means (a) with respect to the Revolving Facility, April 30, 2001, and (b) with respect to the Term Facility, April 30, 2005.

        "Note" or "Notes" means the Revolving Note or the Term Note, or all such Notes, collectively, as the context may require.

        "Obligations" means each and every debt, liability and obligation of every type and description arising under or in connection with any of the Loan Documents which the Borrower may now or at any time hereafter owe to the Bank whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all costs, expenses, attorney's fees, indebtedness, liabilities and obligations of the Borrower arising under or evidenced by the Notes or any Interest Rate Swap Agreements.

        "Origination Fee" has the meaning specified in Section 2.14(a).

        "Permitted Business Acquisition" has the meaning specified in
Section 6.7.

        "Permitted Liens" has the meaning specified in Section 6.1.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Plan" means an employee benefit plan or other plan maintained for employees of the Borrower and covered by Title IV of ERISA.

        "Pre-Tax Net Income" of any Person means, with respect to the applicable Covenant Computation Period, such Person's pre-tax net income, as determined in accordance with GAAP, before any extraordinary or non-recurring items.

        "Pro Forma EBITDA" of any Person means, with respect to the applicable Covenant Computation Period, the sum of such Person's (i) actual EBITDA for such period, (ii) EBITDA relating to any Permitted Business Acquisitions of such Person for such period, and (iii), subject to the review and prior approval of the Bank, non-recurring charges specifically relating to any Permitted Business Acquisitions of such Person, to the extent such charges are included in the determination of such Person's EBITDA or the EBITDA relating to any such Permitted Business Acquisition.

        "Reportable Event" has the meaning assigned to that term in Title IV of ERISA.

        "Return" has the meaning specified in Section 2.20(b)(i).

        "Revolving Advance" means a loan of funds by the Bank to the Borrower under the Revolving Facility.

        "Revolving Commitment" means the obligation of the Bank to make Revolving Advances under Section 2.1 hereof in an amount not to exceed the Revolving Commitment Amount.

        "Revolving Commitment Amount" means Six Million Dollars ($6,000,000), being the maximum amount of the Revolving Advances, in the aggregate, at any time to be outstanding pursuant to Section 2.1 hereof, subject to reduction in accordance with Section 2.17(a).

        "Revolving Commitment Termination Date" means the earlier of (a) the Maturity Date with respect to the Revolving Facility or (b) the date on which the Revolving Commitment Amount is terminated in full pursuant to Section 7.2 or reduced to zero pursuant to Section 2.17(a).

        "Revolving Facility" means the revolving credit facility being made available to the Borrower by the Bank pursuant to Section 2.1.

        "Revolving Facility Outstanding Amount" means, as of the date of determination, the aggregate principal amount of all outstanding Revolving Advances.

        "Revolving Note" means a promissory note of the Borrower payable to the Bank in the amount of the Bank's Revolving Commitment, in substantially the form of Exhibit A (as such promissory note may be amended, extended or otherwise modified from time to time), evidencing the aggregate revolving indebtedness of the Borrower to the Bank, and also means each promissory note accepted by the Bank from time to time in substitution therefor or in renewal thereof in substantially the form of Exhibit A.

        "Security Agreement" means the Security Agreement of the Borrower dated as of the date hereof, pursuant to which the Borrower grants the Bank a security interest in all Collateral of the Borrower to secure payment of all Obligations.

        "Security Documents" means the Security Agreement, the Guarantees, the Guarantor Security Agreements and each and every additional agreement entered into by the Borrower for the benefit of the Bank to secure payment of any Obligation.

        "Status" means the financial condition of the Borrower determined in accordance with the definitions of "Level 1 Status," "Level 2 Status" and "Level 3 Status."

        "Stockholders' Equity" of any Person means the aggregate capital and retained earnings of such Person, as determined in accordance with GAAP, as set forth and described in such Person's financial statements prepared on a consistent basis.

        "Subordinated Debt" means all secured debt, evidenced by a promissory note or other such instrument, made by Borrower and set forth in Schedule 3.1 hereto, as amended from time to time with the prior consent of the Bank.

        "Subordinated Lender" means each Person who is now, or at any time in the future may become, the holder of any Subordinated Debt.

        "Subordination Agreement" means each Subordination Agreement between the Bank and a Subordinated Lender subordinating payment of the Subordinated Debt held by such Subordinated Lender to the first and prior payment of all Obligations and subordinating any lien held by such Subordinated Lender as the first and prior lien granted to the Bank pursuant to the Security Agreement.

        "Subsidiary" of any Person means any corporation of which more than fifty percent (50%) of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries, or by one or more other Subsidiaries.

        "Taxes" has the meaning specified in Section 2.19.

        "Term Advance" means the loan of funds by the Bank to the Borrower under the Term Facility.

        "Term Commitment" means the obligation of the Bank to make a Term Advance to the Borrower under Section 2.2 hereof in an amount not to exceed the Term Commitment Amount.

        "Term Commitment Amount" means Four Million Dollars ($4,000,000), being the maximum amount of the Term Commitment.

        "Term Commitment Termination Date" means the earlier of (a) the Maturity Date with respect to the Term Facility or (b) the date on which the Term Commitment Amount is terminated in full pursuant to Section 7.2.

        "Term Facility" means the term loan facility being made available to the Borrower by the Bank pursuant to Section 2.2.

        "Term Facility Outstanding Amount" means, as of the date of determination, the unpaid principal amount of the Term Advance.

        "Term Note" means a promissory note of the Borrower payable to the Bank in the amount of the Bank's Term Commitment, in substantially the form of Exhibit B (as such promissory note may be amended, extended or otherwise modified from time to time), evidencing the aggregate term indebtedness of the Borrower to the Bank, and also means each other promissory note accepted from time to time in substitution therefor or in renewal thereof in substantially the form of Exhibit B hereto.

        "Type of Advance" has the meaning specified in Section 2.2.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the state designated in Section 8.7(a) hereof as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

                                   ARTICLE II

                                CREDIT FACILITIES

        Section 2.1 Commitment as to Revolving Facility. The Bank agrees, on the terms and subject to the conditions herein set forth, to make Revolving Advances to the Borrower from time to time during the period from the date hereof to and including the Revolving Commitment Termination Date, or the earlier date of termination in whole of the Revolving Commitment pursuant to Sections 2.17(a) or 7.2, in an aggregate amount at any time outstanding not to exceed the Revolving Commitment Amount. Within the above limits, the Borrower may obtain Revolving Advances, prepay Revolving Advances in accordance with the terms hereof and reborrow Revolving Advances in accordance with the applicable terms and conditions of this Article II.

        Section 2.2 Commitment as to Term Facility. The Bank hereby agrees, on the terms and subject to the conditions herein set forth, to make a single Term Advance to the Borrower on the Closing Date in an amount equal to the Term Commitment Amount. The Term Facility is not a revolving facility and, once the Bank makes the initial Term Advance, the Bank shall have no further obligation to make any additional Term Advances to the Borrower under the Term Facility, whether or not any amounts are repaid thereunder.

        Section 2.3 Various Types of Advances. The Term Advance and each Revolving Advance hereunder shall be funded by the Bank as either a Floating Rate Advance or a Eurodollar Advance (each being herein called a "Type of Advance"), as the Borrower shall specify in the related notice of proposed Borrowing or notice of conversion pursuant to Section 2.4 or 2.5. Floating Rate Advances and Eurodollar Advances may be outstanding at the same time. It is understood, however, that (i) in the case of Advances which are Floating Rate Advances, the principal amount of each such Advance shall be in an amount equal to or greater than $50,000 (ii) in the case of Advances which are Eurodollar Advances, the principal amount of each such Advance shall be in an amount equal to $100,000 or an integral multiple of $100,000.

        Section 2.4 Procedures for Borrowing Under the Revolving Facility. Each Borrowing under the Revolving Facility shall be funded by the Bank as a Revolving Advance. The principal amount of each Revolving Advance shall be in an amount equal to or greater than $50,000 or $100,000 depending on the Type of Advance. The Borrower shall give notice to the Bank of each proposed Borrowing not later than 12:00 Noon, Minneapolis, Minnesota time, on a Business Day which, in the case of a Borrowing that is to bear interest initially at the Floating Rate, is the proposed date of such Borrowing or, in the case of a Borrowing that is to bear interest initially at a Eurodollar Rate, is at least two (2) Business Days prior to the proposed date of such Borrowing. Each such notice shall be effective upon receipt by the Bank, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Bank (in the form of Exhibit C), and shall specify whether the Borrowing is to bear interest initially at the Floating Rate or a Eurodollar Rate, and in the case of a Borrowing that is to bear interest initially at a Eurodollar Rate, shall specify the Interest Period to be applicable thereto. Subject to satisfaction of the conditions precedent set forth in Article III with respect to such Borrowing, the Bank shall fund the requested Revolving Advance to the Borrower prior to the close of business on the requested Borrowing date.

        Section 2.5 Converting Floating Rate Advances to Eurodollar Advances; Procedures. So long as no Default or Event of Default shall exist, the Borrower may convert all or any part of any outstanding Floating Rate Advance into a Eurodollar Advance by giving notice to the Bank of such conversion not later than 12:00 Noon, Minneapolis, Minnesota time, on a Business Day which is at least two (2) Business Days prior to the date of the requested conversion. Each such notice shall be effective upon receipt by the Bank, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Bank (in the form of Exhibit D), shall specify the date and amount of such conversion, the total amount of Floating Rate Advances to be so converted and the Interest Period therefor. Each conversion of Floating Rate Advances shall be on a Business Day, and the aggregate amount of each such conversion of Floating Rate Advances to a Eurodollar Advance shall be in an amount equal to $100,000 or a higher integral multiple of $100,000.

        Section 2.6 Procedures at End of an Interest Period. Unless the Borrower requests a new Eurodollar Advance in accordance with the procedures set forth below, or prepays the principal of an outstanding Eurodollar Advance at maturity thereof, the Bank shall automatically and without request by the Borrower, convert each Eurodollar Advance to a Floating Rate Advance on the last day of the relevant Interest Period. So long as no Default or Event of Default shall exist, the Borrower may cause all or any part of any outstanding Eurodollar Advances to continue to bear interest at a Eurodollar Rate after the end of the then applicable Interest Period by notifying the Bank not later than 12:00 Noon, Minneapolis, Minnesota time, on a Business Day which is at least two (2) Business Days prior to the first day of the new Interest Period. Each such notice shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Bank (in the form of Exhibit E), shall be effective when received by the Bank, and shall specify the first day of the applicable Interest Period, the amount of the expiring Eurodollar Advances to be continued and the Interest Period therefor. Each new Interest Period shall begin on a Business Day and the aggregate amount of the Revolving Advances bearing the new Eurodollar Rate shall be in an amount equal to $100,000 or a higher multiple of $100,000.

        Section 2.7 Setting and Notice of Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Bank and notice thereof (which may be by telephone) shall be given by the Bank to the Borrower. Each such determination of the applicable Eurodollar Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Bank, upon written request of the Borrower, shall deliver to the Borrower a statement showing the computations used by the Bank in determining the applicable Eurodollar Rate hereunder.

        Section 2.8 Right of Bank to Fund through Other Offices. The Bank, if it so elects, may fulfill its Commitment as to any Eurodollar Advance by causing a foreign branch or affiliate of such Bank to make such Eurodollar Advance; provided, that in such event the obligation to the Borrower to repay such Eurodollar Advance shall nevertheless be to the Bank and shall be deemed held by the Bank, to the extent of such Eurodollar Advance, for the account of such branch or affiliate.


        Section 2.9 Interest on Advances. The Borrower hereby agrees to pay interest on the unpaid principal amount of each Advance for the period commencing on the date such Advance is made by the Bank until such Advance is paid in full, in accordance with the following:


        (a) Floating Rate Advances. Subject to subsection (c) below, while an Advance is a Floating Rate Advance, the outstanding principal balance thereof shall bear interest at an annual rate at all times equal to the Floating Rate.


        (b) Eurodollar Rate Advances. Subject to subsection (c) below, while an Advance is a Eurodollar Advance, the outstanding principal balance thereof shall bear interest for the applicable Interest Period at an annual rate equal to the Eurodollar Rate established with respect such Eurodollar Advance in accordance with Section 2.4, 2.5 or 2.6 hereof.


        (c) Default Rate. From and after the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Bank, the outstanding principal balance of each Advance shall bear interest, until paid in full, at a rate equal to the sum of (i) the interest rate otherwise in effect with respect such Advance and (ii) two percent (2%) (the "Default Rate").

        Section 2.10 Obligation to Repay Advances; Representations. The Borrower shall be obligated to repay all Advances under this Article II notwithstanding the failure of the Bank to receive any written request therefor or written confirmation thereof and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for a Borrowing under
Section 2.4, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by the Borrower that (a) the amount of the Borrowing, when added to the Revolving Facility Outstanding Amount, would not exceed the Revolving Commitment Amount and (b) the statements set forth in Section 3.2 hereof are correct as of the time of the request.

        Section 2.11 Notes; Amortization.


        (a) Revolving Facility. All Revolving Advances made by the Bank hereunder shall be evidenced by and be repayable with interest in accordance with the Revolving Note issued by the Borrower to the Bank. The aggregate unpaid principal amount of the Revolving Note shall be payable as provided therein and herein on the earlier of the Revolving Commitment Termination Date or earlier in accordance with Section 7.2.


        (b) Term Facility. The Term Advance made by the Bank hereunder shall be evidenced by and be repayable with interest in accordance with the Term Note issued by the Borrower to the Bank. The Term Note shall bear interest as provided therein and herein. The Term Facility shall be payable in monthly principal installments of $66,666.67 each, commencing on June 30, 2000 and continuing on the last day of each month thereafter (each herein an "Installment Date") until the Maturity Date, when all unpaid principal thereof shall be finally due and payable.


        Section 2.12 Interest Due Dates. Accrued interest on each Eurodollar Advance shall be payable on the last day of the Interest Period relating to such Eurodollar Advance; provided, however, that if any Interest Period is longer than three (3) months, interest shall be payable monthly in arrears on the last day of each monthly period occurring after commencement of such Interest Period and on the last day of the Interest Period. Accrued interest on each Floating Rate Advance shall be payable in arrears on the last day of each month and at maturity or conversion of such Floating Rate Loan to a Eurodollar Advance.

        Section 2.13 Computation of Interest and Fees. Interest accruing on the Notes and all other fees described in Section 2.14 shall be computed on the basis of actual number of days elapsed in a year of three hundred sixty (360) days.

        Section 2.14 Fees. The Borrower hereby agrees to pay fees to the Bank, commencing on the date hereof and continuing until all Obligations are paid in full, in accordance with the following:

        (a) Origination Fee. The Borrower agrees to pay the Bank an origination fee (the "Origination Fee") of $49,800, payable upon execution of this Agreement.


        (b) Audit Fees. The Borrower agrees to pay to the Bank, on written demand, reasonable fees charged by the Bank in connection with any audits or inspections by the Bank of any Collateral or the operations or businesses of the Borrower, together with actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided, however, that until the occurrence of an Event of Default the Borrower shall not be obligated to reimburse the Bank for more than one such audit or inspection conducted by the Bank during each fiscal year of the Borrower.


        Section 2.15 Use of Proceeds. The proceeds of the initial Borrowings hereunder shall be used by the Borrower in accordance with Exhibit G and the Lender is hereby authorized and directed to pay proceeds of such Borrowings as therein provided.

        Section 2.16 Hedging Agreements. In conjunction with this Facility, the Borrower may, from time to time, execute certain documents for the purpose of entering into interest rate contracts with the Bank ("Interest Rate Swap Agreements"). Any Interest Rate Swap Agreements shall reference this Agreement, and the obligations of the Borrower under any Interest Rate Swap Agreements shall be included within the definition of Obligations hereunder and shall be secured by the Security Documents.

        Section 2.17 Voluntary Permanent Reduction or Termination of the Commitment; Prepayments.


        (a) Permanent Reduction or Termination of Commitment. The Borrower, from time to time upon not less than three (3) Business Days' prior written notice, may permanently reduce the Revolving Commitment Amount; provided, however, that no such reduction shall reduce the Revolving Commitment Amount to an amount less than the Revolving Facility Outstanding Amount. Any such permanent reduction shall be in an amount equal to $100,000 or a higher integral multiple of $100,000. The Borrower at any time prior to the Revolving Commitment Termination Date may terminate the Revolving Commitment by (i) providing to the Bank not less than three (3) Business Days prior written notice of its intention to so terminate the Revolving Commitment and (ii) making payment in full of the Revolving Note and all other Obligations.


        (b) Prepayments. Subject to the following provisions of this subsection
            (b), the Borrower from time to time may voluntarily prepay the Notes in whole or in part. In the event of any prepayment hereunder,
            (i) each prepayment of the Notes shall be made to the Bank not later than 12:00 Noon, Minneapolis, Minnesota time, on a Business Day, and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day, (ii) any partial prepayment of Revolving Advances which, at the time of such prepayment, bear interest at a Eurodollar Rate shall be accompanied by accrued interest on such partial prepayment through the date of prepayment and additional compensation calculated in accordance with
            Section 2.21, (iii) each partial prepayment of Revolving Advances which, at the time of such prepayment, bear interest at a Eurodollar Rate, shall be in an amount equal to $100,000 or a higher integral multiple of $100,000 and (iv) each partial prepayment of Advances which, at the time of such prepayment, bear interest at a Floating Rate, shall be in an amount equal to or greater than $25,000, (v) unless notified by the Borrower in writing to the contrary, the Bank shall apply all partial prepayments to outstanding Revolving Advances and, if no Revolving Advances are then outstanding, to outstanding Term Advances and (iv) each voluntary partial prepayment of the Term Note shall be applied to principal installments becoming due under such Note in inverse order of their respective maturities. Notwithstanding the foregoing, upon written notice of the Borrower to the Bank, voluntary prepayments of the Term Note may be applied to the principal installment due on the next occurring Installment Date.

        Section 2.18 Payments.


        (a) Making of Payments. All payments of principal of and interest on the Notes and all payments of fees and other Obligations due hereunder shall be made to the Bank at its office in Minneapolis, Minnesota, not later than 12:00 Noon, Minneapolis, Minnesota, time, on the date due, in immediately available funds, and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day. The Borrower hereby authorizes the Bank to charge the Borrower's demand deposit account maintained with the Bank for the amount of any such payment on the due date therefor, but the Bank's failure to so charge such account shall in no way affect the obligation of the Borrower to make any such payment.

        (b) Setoff. The Borrower agrees that the Bank shall have all rights of setoff and bankers' lien provided by applicable law, and in addition thereto, the Borrower agrees that at any time (i) any amount owing by the Borrower under this Agreement is due to the Bank and (ii) if any Event of Default exists, the Bank may apply to the payment of any amount owing by the Borrower under this Agreement any and all balances, credits, and deposits, accounts or moneys of the Borrower then or thereafter in the possession of the Bank.

        (c) Due Date Extension. If any payment of principal of or interest on any Advance or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

        (d) Application of Certain Payments. Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment of principal shall be applied to such Advances as the Borrower shall direct by notice, said notice to be received by the Bank on or before the date of such payment, or in the absence of such notice, as the Bank shall determine in its discretion.


        Section 2.19 Taxes. All payments made by the Borrower to the Bank under or in connection with this Agreement or the Notes shall be made without any setoff or other counterclaim, and free and clear of and without deduction for or on account of any present or future taxes now or hereafter imposed by any governmental or other authority, except to the extent that any such deduction or withholding is compelled by law. As used herein, the term "Taxes" shall include all income, excise and other taxes of whatever nature (other than taxes generally assessed on the overall net income of the Bank by the government or other authority of the country, state or political subdivision in which the Bank is incorporated or in which the office through which the Bank is acting is located) as well as all levies, imposts, duties, charges, or fees of whatever nature. If the Borrower, or any Guarantor, is compelled by law to make any deductions or withholdings on account of any Taxes (including any foreign withholding) it will:

        (a) pay to the relevant authorities the full amount required to be so withheld or deducted;

        (b) pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by the Bank after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount the Bank would have received had no such deductions or withholdings been made; and

        (c) promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authorities.

        The amount that the Borrower shall be required to pay to the Bank pursuant to the foregoing clause (b) shall be reduced, to the extent permitted by applicable law, by the amount of any offsetting tax benefit which the Bank receives as the result of Borrower's payment to the relevant authorities as reasonably determined by the Bank; provided, however, that if the Bank shall subsequently determine that it has lost the benefit of all or a portion of such tax benefit, the Borrower shall promptly remit to the Bank the amount certified by the Bank to be the amount necessary to restore the Bank to the position it would have been in if no payment had been made pursuant to this sentence. If any Taxes otherwise payable by the Borrower pursuant to the foregoing paragraph are directly asserted against the Bank, the Bank may pay such taxes and the Borrower promptly shall reimburse the Bank to the full extent otherwise required by such paragraph. The obligations of the Borrower under this Section 2.19 shall survive any termination of this Agreement.

Section 2.20 Increased Costs; Capital Adequacy; Funding Exceptions.

        (a) Increased Costs on Eurodollar Advances. If Regulation D of the Board of Governors of the Federal Reserve System or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any existing law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall:

                (i) subject the Bank to or cause the withdrawal or termination of any exemption previously granted any Bank with respect to, any tax, duty or other charge with respect to its Eurodollar Advances or its obligation to make Eurodollar Advances, or shall change the basis of taxation of payments to the Bank of the principal of or interest under this Agreement in respect of its Eurodollar Advances or its obligation to make Eurodollar Advances (except for changes in the rate of tax on the overall net income of such Bank imposed by the jurisdictions in which the Bank's principal executive office is located); or

                (ii) impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 2.9), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank; or

                (iii) impose on the Bank any other condition affecting its making, maintaining or funding of its Eurodollar Advances or its obligation to make Eurodollar Advances; and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Eurodollar Advance, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Note with respect to a Eurodollar Advance, then the Bank will notify the Borrower within ninety (90) days after discovering such increased cost and within fifteen (15) days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction. The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section 2.20. If the Borrower receives notice from the Bank of any event which will entitle the Bank to compensation pursuant to this
                      Section 2.20, the Borrower may prepay any then outstanding Eurodollar Advances or notify the Bank that any pending request for a Eurodollar Advance shall be deemed to be a request for a Floating Rate Advance, in each case subject to the provisions of Section 2.21.

        (b) Capital Adequacy. If the Bank determines at any time that the Bank's Return has been reduced as a result of any Capital Adequacy Rule Change, the Bank may require the Borrower to pay to the Bank the amount necessary to restore the Bank's Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section 2.20, the following definitions shall apply:

                (i) "Return," for any calendar quarter or shorter period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by the Bank under this Agreement during such period by (ii) the average capital the Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by the Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for the Bank for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

                (ii) "Capital Adequacy Rule" means any law, rule, regulation or guideline regarding capital adequacy that applies to the Bank, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

                (iii) "Capital Adequacy Rule Change" means any change in any
                      Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that the Bank is required to maintain to the extent that the increases are required due to a regulatory authority's assessment of the Bank's financial condition.

        The initial notice sent by the Bank shall be sent as promptly as practicable after the Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore the Bank's Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in the Bank's Return and the Bank's calculation of the amount of such reduction. Thereafter, the Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore the Bank's Return for that quarter. The Bank's calculation in any such notice shall be conclusive and binding absent demonstrable error.

        (c) Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

                (i) the Bank determines that deposits in U.S. dollars (in the applicable amounts), as the case may be, are not being offered in the London interbank eurodollar market for such Interest Period; or

                (ii) the Bank otherwise determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

                (iii) the Bank advises the Borrower that the Eurodollar Rate as determined by the Bank will not adequately and fairly reflect the cost to the Bank of maintaining or funding a Eurodollar Advance for such Interest Period, or that the making or funding of Eurodollar Advances has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Bank materially affects such Eurodollar Advances;

        then the Bank shall promptly notify the Borrower and the Borrower shall enter into good faith negotiations with the Bank in order to determine an alternate method to determine the Eurodollar Rate for the Bank, and during the pendency of such negotiations with the Bank, the Bank shall be under no obligation to make Eurodollar Advances.

        (d) Illegality. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it (or, in the good faith judgment of the Bank, shall raise a substantial question as to whether it is) unlawful for the Bank to make, maintain or fund Eurodollar Advances, then (i) the Bank shall promptly notify the Borrower, (ii) the obligation of the Bank to make, maintain or convert into Eurodollar Advances shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by the Borrower pursuant to Section 2.4,
            2.5 or 2.6 requesting the Bank to make or convert into Eurodollar Advances shall be construed as a request to make or to continue making Floating Rate Advances.

        Section 2.21 Funding Losses. The Borrower hereby agrees that upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrower will indemnify the Bank against any loss or expense which the Bank may have sustained or incurred (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain Eurodollar Advances) or which may be deemed to have sustained or incurred, as reasonably determined by the Bank, (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any Eurodollar Advances, (ii) due to any failure of the Borrower to borrow or convert any Eurodollar Advances on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any Eurodollar Advance on a date other than the last day of the applicable Interest Period for such Eurodollar Advance. For this purpose, all notices of Borrowing pursuant to this Agreement shall be deemed to be irrevocable.

        Section 2.22 Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of its Eurodollar Advances in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including, without limitation, Section 2.21 hereof) all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Advance during each Interest Period for such Eurodollar Advance through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate Eurodollar Rate for such Loan Period.

        Section 2.23 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of the Bank pursuant to Section 2.19, 2.20, 2.21, or 2.22 shall be conclusive absent demonstrable error. The Bank may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections and the provisions of such Sections shall survive termination of this Agreement.

                                   ARTICLE III

                              CONDITIONS OF LENDING

        Section 3.1 Conditions Precedent to the Initial Advances. The obligation of the Bank to fund the initial Advance request of the Borrower is subject to the condition precedent that the Bank shall have received the following, each in form and substance satisfactory to the Bank:

        (a) The Notes, properly executed on behalf of the Borrower.

        (b) A certified copy of the resolutions of the Board of Directors of the Borrower evidencing approval of all Loan Documents and the other matters contemplated hereby.

        (c) Copies of the Articles of Incorporation and Bylaws of the Borrower, certified by the Secretary or Assistant Secretary of the Borrower as being true and correct copies thereof.

        (d) A certificate of good standing of the Borrower, dated not more than sixty (60) days prior to the date hereof and evidence satisfactory to the Bank that the Borrower is qualified to conduct its business in each state where it presently conducts such business.

        (e) A signed copy of a certificate of the Secretary or an Assistant Secretary of the Borrower which shall certify the names of the officers of the Borrower authorized to sign the Loan Documents and the other documents or certificates to be delivered pursuant to this Agreement by the Borrower or any of its officers, including requests for Advances, together with the true signatures of such officers. The Bank may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

        (f) The Guarantees, properly executed by each of the Guarantors, pursuant to which each such Guarantor unconditionally guarantees the full and prompt payment of all Obligations.

        (g) The Guarantor Security Agreements, properly executed by each of the Guarantors, pursuant to which each Guarantor grants a security interest in all of such Guarantor's personal property assets as collateral for such Guarantor's obligations under such Guarantor's Guaranty.

        (h) A certified copy of the resolutions of the board of directors or members, as the case may be, and shareholders, if necessary, of each of the Guarantors evidencing approval of each Guarantor's Guaranty and Guarantor Security Agreement.

        (i) Copies of the articles of incorporation and bylaws, or articles of organization and operating agreements, as the case may be, of each Guarantor, as the case may be, certified by an officer of member, as the case may be, of such Guarantor as being true and correct copies thereof.

        (j) A certificate of good standing of each Guarantor, dated not more than sixty (60) days prior to the date hereof and evidence satisfactory to the Bank that such Guarantor is qualified to conduct its business in each state where it presently conducts such business.

        (k) A signed copy of a certificate of an officer or member, as the case may be, of each Guarantor which shall certify the names of the officers or members, as the case may be, of such Guarantor authorized to sign such Guarantor's Guaranty and Guarantor Security Agreement and the other documents or certificates to be delivered pursuant to this Agreement by such Guarantor or any of its officers, or members, as the case may be, together with the true signatures of such officers or members, as the case may be. The Bank may conclusively rely on such certificate until it shall receive a further certificate of an officer or member, of such Guarantor canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

        (l) Financing statements sufficient when filed to perfect the security interests granted under the Security Documents, to the extent such security interests are capable of being perfected by filing.

        (m) Current searches of appropriate filing offices (including, without limitation, secretaries of state and county recorders) showing that no state or federal tax liens have been filed and remain in effect against the Borrower or any of the Guarantors, and that no financing statements or other notifications or filings have been filed and remain in effect against the Borrower or any of the Guarantors, other than those for which the Bank has received an appropriate release, termination or satisfaction or those permitted in accordance with Section 6.1.

        (n) A certificate of insurance with respect to all equipment and inventory of the Borrower and each of the Guarantors, naming the Bank as lender's loss payee thereunder, together with an acceptable lender's loss payable endorsement.

        (o) A Subordination Agreement with each Subordinated Lender, in form and content acceptable to the Bank, together with copies of all notes, security agreements and other documentation evidencing any security therefor or any Subordinated Debt identified in Schedule 3.1 hereto, as amended from time to time.

        (p) Collateral audit reports in all respects satisfactory to the Bank.

        (q) Audited financial statements the FDC Group for the year ended December 31, 1999.

        (r) Payment of all fees and expenses then due and payable pursuant to Sections 2.14 and 8.4 hereof.

        (s) A signed copy of an opinion of counsel for the Borrower and each of the Guarantors, addressed to the Bank, in form and content acceptable to the Bank.

        Section 3.2 Conditions Precedent to All Advances. The obligation of the Bank to make each Advance shall be subject to the further conditions precedent that on such date:

        (a) the representations and warranties contained in Article IV hereof are correct on and as of the date of such Advance as though made on and as of such date; and

        (b) no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or an Event of Default.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank as follows:

        Section 4.1 Corporate Existence and Power; Name; Chief Executive Office. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and where failure to obtain such licensing or qualification would have a material adverse effect on the Borrower. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. Within the last twelve
(12) months, the Borrower has done business solely under the names set forth in
Schedule 4.l hereto. The chief executive office and principal place of business of the Borrower is located at the address set forth in Schedule 4.1 hereto, and all of the Borrower's records relating to its businesses are kept at that location.

        Section 4.2 Authorization for Borrowings; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and Advances from time to time obtained hereunder, have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval which has not been obtained prior to the date hereof,
(b) require any authorization, consent or approval by, or registration, declaration or filing (other than filing of financing statements as contemplated hereunder) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof,
(c) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the articles of incorporation or bylaws of the Borrower, (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (e) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower (other than as required hereunder in favor of the Bank).

        Section 4.3 Legal Agreements. The Loan Documents, which relate to the Borrower only, constitute the legal, valid and binding obligations and agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms.

        Section 4.4 Subsidiaries. Except as set forth in Schedule 4.1, the Borrower has no Subsidiaries.

        Section 4.5 Financial Condition; No Adverse Change. The Borrower has heretofore furnished to the Bank audited financial statements for its fiscal year ended December 31, 1999 and unaudited financial statements for the month ended January 31, 2000 and those statements fairly present the financial condition of the Borrower on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the financial statements described above, there has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower.

        Section 4.6 Litigation. On March 13, 2000, the Borrower was served with a demand for arbitration by the holder of separate area development and franchise agreements covering (1) the State of Ohio; Mercer County Pennsylvania; and Hinsdale and Lenawee County Michigan; and (2) the State of Florida (except the counties of Broward, Dade, Monroe, Collier, Lee and Hendri). The arbitration demand alleges breaches of the franchise agreements, violations of the Minnesota Franchise Act, and various state-law tort claims. The arbitration demand seeks unspecified damages and declaratory relief. The Borrower has filed its answer and is in the process of evaluating the case. The Borrower intends vigorously to contest the claims alleged in the proceeding and has asserted counterclaims relating to unauthorized out-of territory sales, failure to develop franchise areas, and for other amounts owed by the franchisee to the Borrower. Due to the early stage of this litigation the Borrower cannot, nor can counsel, express a judgement as to either the likelihood of success on the Borrower's counterclaims or an unfavorable outcome, or the amount or range of a potential recovery or loss. Other than the above case and other legal proceedings in the ordinary course of its business the Borrower represents as immaterial, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the properties of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, could have a material adverse effect on the financial condition, properties or operations of the Borrower.

        Section 4.7 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

        Section 4.8 Taxes. The Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it. The Borrower has filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower, are required to be filed, and the Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due.

        Section 4.9 Titles and Liens. The Borrower has good and absolute title to all properties and assets reflected in the latest balance sheet referred to in Section 4.5, free and clear of all mortgages, security interests, liens and encumbrances, except for (a) mortgages, security interests and liens permitted by Section 6.1, and (b) covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower as presently conducted. In addition, no financing statement naming the Borrower as debtor is on file in any office except to perfect only security interests permitted by Section 6.1.

        Section 4.10 Plans. Except as described in Schedule 4.10, the Borrower does not maintain and has not in the past maintained any Plan. The Borrower has not received any notice nor has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA. No Reportable Event or other fact or circumstance which may have an adverse effect on the Plan's tax qualified status exists in connection with any Plan. The Borrower, does not have:

        (a) any accumulated funding deficiency within the meaning of ERISA; or

        (b) any liability or knows of any fact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).

        Section 4.11 Default. The Borrower is in material compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the financial condition, properties or operations of the Borrower.

        Section 4.12 Environmental Compliance. The Borrower has obtained all permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") at the Borrower's facilities or in connection with the operation of its facilities. The Borrower and all activities of the Borrower at its facilities comply with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to the Borrower with respect thereto. The Borrower is also in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which the Borrower is aware. The Borrower is not aware of, nor has the Borrower received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.

        Section 4.13 Submissions to Bank. All financial and other information provided to the Bank by or on behalf of the Borrower in connection with the Borrower's request for the credit facilities contemplated hereby is true and correct in all material respects and, as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

                                    ARTICLE V

                      AFFIRMATIVE COVENANTS OF THE BORROWER

        So long as either Note shall remain unpaid or outstanding or either Commitment shall be outstanding, the Borrower will comply with the following requirements, unless the Bank shall otherwise consent in writing:

        Section 5.1 Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Bank each of the following, which shall be in form and detail acceptable to the Bank:

        (a) as soon as available, and in any event within one hundred twenty
            (120) days after the end of each fiscal year of the Borrower, audited financial statements of the Borrower, on a combined basis to include the Affiliated Group, with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Bank, which annual financial statements shall include the combined balance sheet of the Borrower (and each member of Affiliated Group) as at the end of such fiscal year and the related statements of income, retained earnings and cash flows, each on a combined basis, of the Borrower (and each member of the Affiliated Group) for the fiscal year then ended, prepared, if the Bank so requests, on a consolidating and consolidated basis to include any Subsidiaries, all in reasonable detail and prepared in accordance with GAAP applied on a basis consistent with the accounting practices applied in the financial statements referred to in Section 4.5, together with a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit F, stating (i) that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with the accounting practices reflected in the financial statements referred to in Section 4.5, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 5.8 - 5.13, 6.2(c), and 6.11;

        (b) as soon as available and in any event within thirty (30) days after the end of each month, a combined unaudited/internal balance sheet and statements of income, cash flow, and retained earnings of the Borrower and each member of the Affiliated Group, as at the end of and for such month and for the year to date period then ended, prepared, if the Bank so requests, on a consolidating and consolidated basis to include any Subsidiaries, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP applied on a basis consistent with the accounting practices reflected in the financial statements referred to in
            Section 4.5 hereof, subject to year-end audit adjustments; and accompanied by a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit F, stating (i) that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with the accounting practices reflected in the financial statements referred to in Section 4.5, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and
            (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 5.8 - 5.13, 6.2(c) and 6.11;

        (c) not later than thirty (30) days after the commencement of each fiscal year of the Borrower, the projected combined balance sheets, income statements, and cash flow statements for each month of such fiscal year for the Borrower and the members of the Affiliated Group, prepared on a combined basis, in reasonable detail, representing the good faith projections of the Borrower and certified by the Borrower's chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower (and each member of the Affiliated Group) for internal planning purposes, together with such supporting schedules and information as the Bank in its discretion may require;

        (d) as promptly as practicable (but in no event later than five (5) Business Days after the commencement thereof), notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any member of the Affiliated Group, or any of its Subsidiaries, of the type described in Section 4.6 or which seek a monetary recovery against the Borrower or any member of the Affiliated Group, or any of its Subsidiaries, in excess of $25,000;

        (e) as promptly as practicable (but in any event not later than five (5) Business Days) after an officer of the Borrower, or any member of the Affiliated Group, obtains knowledge of the occurrence of a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower (or of any member of the Affiliated Group, as the case may be) of the steps being taken by the Borrower (or such member if the Affiliated Group) to cure the effect of such breach, default or event;

        (f) as soon as possible and in any event within ten (10) days after the Borrower, or any member of the Affiliated Group, or any of its Subsidiaries, knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of the chief financial officer of the Borrower (or any member of the Affiliated Group, as the case may be), setting forth details as to such Reportable Event and the action which the Borrower (or such member of the Affiliated Group, as the case may be) proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;

        (g) as soon as possible, and in any event within ten (10) days after the Borrower, or any member of the Affiliated Group, fails to make any quarterly contribution required with respect to any Plan under
            Section 4.12(m) of the Internal Revenue Code of 1986, as amended, the statement of the chief financial officer of the Borrower (or such member of the Affiliated Group) setting forth details as to such failure and the action which the Borrower (or such member of the Affiliated Group) proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;

        (h) promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower, or any member of the Affiliated Group, shall have sent to its stockholders;

        (i) promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower, or any member of the Affiliated Group, shall file with the Securities and Exchange Commission or any national securities exchange including without limitation quarterly 10Q Statements and annual 10K Statements;

        (j) promptly upon obtaining knowledge thereof, notice of the violation by the Borrower, or any member of the Affiliated Group, of any law, rule or regulation, the non-compliance with which could materially and adversely affect its business or its financial condition; and

        (k) such other information as reasonably requested by the Bank.

        Section 5.2 Books and Records; Inspection and Examination. The Borrower and its Subsidiaries will keep, and will cause each member of the Affiliated Group to keep, accurate books of record and account for itself pertaining to its business and financial condition and such other matters as the Bank may from time to time request in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of and reasonable notice by the Bank, will permit any officer, employee, attorney or accountant for the Bank, to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower, and each member of the Affiliated Group, at all reasonable times during ordinary business hours, to send account debtors and other obligors requests for verification of amounts owed to the Borrower, or any member of the Affiliated Group, and to discuss the affairs of the Borrower, or any member of the Affiliated Group, with any of its directors, officers or agents. The Borrower and its Subsidiaries will permit, and will cause each member of the Affiliated Group to permit, the Bank or its employees, accountants, attorneys or agents, at the Bank's expense, to examine and inspect any property of the Borrower and its Subsidiaries, and any member of the Affiliated Group, at any time during ordinary business hours.

        Section 5.3 Compliance with Laws. The Borrower and its Subsidiaries will, and will cause each member of the Affiliated Group to, (a) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition,
(b) comply with all applicable Environmental Laws and obtain any permits, licenses or similar approvals required by any such Environmental Laws, and (c) use and keep its assets, and will require that others use and keep its assets, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

        Section 5.4 Payment of Taxes and Other Claims. The Borrower and its Subsidiaries will, and will cause each member of the Affiliated Group to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower, or its Subsidiaries (or any member of the Affiliated Group, as the case may be); provided, however, that the Borrower, or its Subsidiaries (or such member of the Affiliated Group), shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Section 5.5 Maintenance of Properties. The Borrower and its Subsidiaries will, and will cause each member of the Affiliated Group to, keep and maintain all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted); provided, however, that nothing in this Section 5.5 shall prevent the Borrower, its Subsidiaries, or any member of the Affiliated Group from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of the Borrower, its Subsidiaries, or such member of the Affiliated Group, as the case may be, desirable in the conduct of its business and not disadvantageous in any material respect to the Bank.

        Section 5.6 Insurance. The Borrower and its Subsidiaries will, and will cause each member of the Affiliated Group to, obtain and at all times maintain insurance with insurers believed by the Borrower, its Subsidiaries, and each member of the Affiliated Group to be responsible and reputable in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower, its Subsidiaries, and each member of the Affiliated Group, operate.

        Section 5.7 Preservation of Corporate Existence. The Borrower and its Subsidiaries will, and will cause each member of the Affiliated Group to, preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

        Section 5.8 Senior Leverage Ratio. The FDC Group will maintain, on a combined basis, as of each Covenant Computation Date, the ratio of its Funded Debt, excluding Subordinated Debt, to its Pro Forma EBIDTA at not more than 2.00 to 1.00 for Covenant Computation Periods ending on June 30, 2000, September 30, 2000 and December 31, 2000, and at not more than 1.50 to 1.00 for Covenant Computation Periods ending on March 31, 2001, and thereafter.

        Section 5.9 Total Leverage Ratio. The FDC Group will maintain, on a combined basis, as of each Covenant Computation Date, the ratio of its total Funded Debt to its Pro Forma EBITDA at not more than 3.00 to 1.00

        Section 5.10 Debt Service Coverage Ratio. The FDC Group will maintain, on a combined basis, as of March 31, 2001 and each Covenant Computation Date thereafter, its Debt Service Coverage Ratio at not less than 1.15 to 1.00.

        Section 5.11 Minimum Stockholders' Equity. The FDC Group will maintain, on a combined basis, as of each Covenant Computation Date, its Stockholders' Equity at not less than the total of $25,000,000 plus, subsequent to December 31, 2000, fifty percent (50%) of the after tax net income of the FDC Group for the fiscal year ending December 31, 2000 (with any negative net income counting as zero (0) for purposes of the foregoing).

        Section 5.12 Minimum EBITDA. The FDC Group will achieve EBITDA, on a combined basis, in amounts not less than the amounts set forth opposite the applicable periods below (on a cumulative basis):



         Period                   Minimum EBITDA
         ------                   --------------
 01/1/2000 - 06/30/2000             $2,000,000
 01/1/2000 - 09/30/2000             $3,500,000
 01/1/2000 - 12/31/2000             $6,000,000


        Section 5.13 Interest Coverage Ratio. The FDC Group will maintain, on a combined basis, as of December 31, 2000 and each Covenant Computation Date thereafter, its Interest Coverage Ratio at not less than 3.00 to 1.00.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

        So long as either Note remain unpaid or outstanding or either Commitment shall be outstanding, the Borrower will comply with the following requirements, unless the Bank shall otherwise consent in writing:

        Section 6.1 Liens. The Borrower will not, nor will any of the Borrower's Subsidiaries or any member of the Affiliated Group, create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing (herein "Permitted Liens"):

        (a) mortgages, deeds of trust, pledges, liens, security interests and assignments in existence on the date hereof and listed in
            Schedule 6.1;

        (b) liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4;

        (c) materialmen's, merchants', carriers', worker's, repairer's, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4;

        (d) pledges or deposits to secure obligations under worker's compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

        (e) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrower, or its Subsidiaries, or the value of such property for the purpose of such business;

        (f) liens and security interests granted to the Bank pursuant to any of the Loan Documents; and

        (g) purchase money mortgages, liens or security interests (including conditional sale agreements or other title retention agreements and leases in the nature of title retention agreements) upon or in property acquired after the date hereof by the Borrower, or mortgages, liens or security interests existing in such property at the time of the acquisition thereof, provided that:

                (i) no such mortgage, lien or security interest extends or shall extend to or cover any property of the Borrower, its Subsidiaries, or any member of the Affiliated Group, other than the property then being acquired; and

                (ii) the aggregate principal amount of the indebtedness secured by any such mortgage, lien or security interest shall not exceed the cost of such property so acquired by the Borrower, its Subsidiaries, or any member of the Affiliated Group, in connection therewith or the fair market value of such property, whichever is less.

        Section 6.2 Indebtedness. The Borrower will not, nor will it allow its Subsidiaries or any member of the Affiliated Group to, incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

        (a) Obligations arising hereunder;

        (b) indebtedness of the Borrower, its Subsidiaries, or any member of the Affiliated Group, in existence on the date hereof and listed in
            Schedule 6.2; and

        (c) that the Borrower, its Subsidiaries and any member of the Affiliated Group, may enter into: (i) new Capitalized Lease Liabilities;
            (ii) indebtedness secured by security interests permitted by
            Section 6.1(g); and (iii) other indebtedness in connection with and specifically related to the purchase of property by the Borrower, its Subsidiaries, or any member of the Affiliated Group, as the case may be, in an aggregate amount not to exceed $2,000,000, at any given time.


        Section 6.3 Guaranties. The Borrower will not, nor will it allow its Subsidiaries or any member of the Affiliated Group to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

        (a) the endorsement of negotiable instruments by the Borrower, its Subsidiaries, or any member of the Affiliated Group, as the case may be, for deposit or collection or similar transactions in the ordinary course of business;

        (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.3; and

        (c) guaranties of the Guarantors to the Bank, issued in connection with this credit facility.

        Section 6.4 Investments. The Borrower will not, nor will it allow its Subsidiaries or any member of the Affiliated Group to, purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except:

        (a) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one (1) year or less, commercial paper issued by a U.S. corporation rated "A-1" or "A-2" by Standard & Poors Corporation or "P-1" or "P-2" by Moody's Investors Service, investments in money market mutual funds whose underlying assets are investments which would otherwise be permitted investments under this Section 6.4(a), or repurchase agreements, certificates of deposit or bankers' acceptances having a maturity of one (1) year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation); and

        (b) advances in the form of progress payments, prepaid rent or security deposits.

        Section 6.5 Restricted Payments. The Borrower will not, nor will it allow any Subsidiary or any member of the Affiliated Group to, declare or pay any dividends on any shares of any class of stock of the Borrower, its Subsidiaries or such member of the Affiliated Group, as the case may be, or directly or indirectly apply any assets of the Borrower, its Subsidiaries or such member of the Affiliated Group, as the case may be to the redemption, retirement, purchase or other acquisition of any shares of any class of stock of the Borrower, its Subsidiaries or such member of the Affiliated Group, as the case may be, during any fiscal year of the Borrower, its Subsidiaries or such member of the Affiliated Group, as the case may be.

        Section 6.6 Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not, nor will it allow any member of the Affiliated Group to, sell, lease, assign, transfer or otherwise dispose of the stock of any Subsidiary, all or a substantial part of its assets (whether in one transaction or in a series of transactions) to any other Person other than the sale of its inventory in the ordinary course of business and will not liquidate, dissolve or suspend its business operations; provided, however, that the Borrower, any of its Subsidiaries, or any member of the Affiliated Group, may make such sales, transfers, assignments, leases or other dispositions of assets in an aggregate amount not to exceed $2,000,000 in any year.

        Section 6.7 Consolidation and Merger; Asset Acquisitions. The Borrower will not, nor will it allow any member of the Affiliated Group to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person; provided, however, that the Borrower (or any member of the Affiliated Group) may make Permitted Business Acquisitions so long as the purchase price for any such Permitted Business Acquisition does not exceed $2,000,000 per individual transaction, and the purchase price for all such Permitted Business Acquisitions within any fiscal year of the Borrower does not exceed $12,500,000 in the aggregate. For purposes of the foregoing, "Permitted Business Acquisition" shall mean a purchase by the Borrower (or any member of the Affiliated Group) of a Person which (a) is in a similar line of business as the Borrower, (b) where the Person being acquired has posted positive EBITDA (as such term would apply to such Person) for the most recent twelve (12) month trailing period, and (c ) where the Borrower (or any member of the Affiliated Group) acquires at least fifty-one percent (51%) of the outstanding stock of such Person being acquired.

        Section 6.8 Restrictions on Nature of Business. The Borrower, its Subsidiaries, and each member of the Affiliated Group, will not engage in any line of business materially different from or unrelated to the business presently engaged in by the Borrower, its Subsidiaries, and each member of the Affiliated Group, as the case may be, and will not purchase, lease or otherwise acquire assets not related to its business, other than the acquisition of assets permitted under Section 6.4 hereof.

        Section 6.9 Accounting. The Borrower, its Subsidiaries and each member of the Affiliated Group will not adopt any material change in accounting principles other than as required by, or acceptable under, GAAP. The Borrower will not, nor will it allow its Subsidiaries or any member of the Affiliated Group to, adopt, permit or consent to any change in its fiscal year.

        Section 6.10 Hazardous Substances. The Borrower, its Subsidiaries and each member of the Affiliated Group will not cause or permit any Hazardous Substances to be disposed of, in any manner which might result in any material liability to the Borrower, its Subsidiaries or any member of the Affiliated Group, on, under or at any real property which is operated by the Borrower, its Subsidiaries or any member of the Affiliated Group or in which the Borrower, its Subsidiaries or any member of the Affiliated Group has any interest.

        Section 6.11 . Capital Expenditures. The FDC Group will not incur or contract to incur Capital Expenditures, on a combined basis, during any fiscal year of more than $1,500,000 in the aggregate.

                                   ARTICLE VII

                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

        Section 7.1 Events of Default. "Event of Default", wherever used herein, means any one of the following events:

        (a) default in the payment of any interest on or principal of any Note when it becomes due and payable and the continuation of such default for more than three (3) Business Days; or

        (b) default in the payment of any fees, costs or expenses required to be paid by the Borrower under this Agreement or any other Loan Document and the continuation of such default for more than ten (10) Business days; or

        (c) default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Sections 5.8 - 5.13, or
            Article VI; or

        (d) default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section 7.1 specifically dealt with) or in any other Loan Document and the continuance of such default or breach for a period of thirty (30) days after there has been given a written notice specifying such default or breach and requiring it to be remedied; or

        (e) the Borrower, or any Guarantor, shall be or become insolvent (as such term is defined in Section 101(32) of the United Sates Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer
            Act), or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower, or any Guarantor, shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower, or any Guarantor, and such appointment shall continue undischarged for a period of thirty (30) days; or the Borrower, or any Guarantor, shall institute (by petition, application, answer, consent or otherwise) any insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower, or any Guarantor, or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower, or any Guarantor, and such judgment, writ, or similar process shall not be released, vacated or fully bonded within thirty (30) days after its issue or levy; or

        (f) a petition naming the Borrower, or any Guarantor, as debtor shall be filed under the United States Bankruptcy Code; or

        (g) any representation or warranty made by the Borrower in this Agreement or by the Borrower (or any of its officers) in any request for a Borrowing, or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

        (h) the rendering against the Borrower, or any Guarantor, of a final judgment, decree or order for the payment of money in excess of $50,000 (unless the payment of such judgment is fully insured) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; or

        (i) a default shall occur under any bond, debenture, note or other obligation of the Borrower, or any Guarantor, evidencing indebtedness in the amount of $50,000 or more, or under any indenture or other instrument under which any such evidence of indebtedness or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument; or

        (j) any Reportable Event, which the Bank determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Borrower by the Bank; or any Plan shall have been terminated, or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

        (k) the Borrower or any member of the Affiliated Group shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or shall sell all or substantially all of its assets, without the prior written consent of the Bank; or

        (l) the Borrower, or any Guarantor, shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued.

        Section 7.2 Rights and Remedies. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured or waived to the written satisfaction of the Bank, the Bank may exercise any or all of the following rights and remedies:

        (a) by notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate;

        (b) by notice to the Borrower, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

        (c) without notice to the Borrower and without further action, apply any and all money owing by the Bank to the Borrower to the payment of the Notes, including interest accrued thereon, and of all other Obligations then owing by the Borrower hereunder;

        (d) exercise and enforce the rights and remedies available to the Bank under any Loan Document or any guaranty given to the Bank by the Guarantor; and

        (e) exercise any other rights and remedies available to the Bank by law or agreement.

        Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f) hereof, the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        Section 8.1 No Waiver; Cumulative Remedies. No failure or delay on the part of the Bank in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

        Section 8.2 Amendments, Requested Waivers, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank. Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

        Section 8.3 Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and mailed or delivered to the applicable parties at their respective addresses set forth on the execution pages hereto, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.3. All such notices, requests, demands and other communications shall be effective upon postmark, when mailed, or upon delivery, when sent by nationally recognized overnight mail courier or delivery service, addressed as aforesaid, except that notices or requests to the Bank pursuant to any of the provisions of Article II shall not be effective until received by the Bank.

        Section 8.4 Costs and Expenses. The Borrower will reimburse the Bank for any and all out of pocket costs and reasonable expenses (including without limitation attorneys' fees) paid or incurred by the Bank in connection with (a) the preparation of the Loan Documents and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, (b) the negotiation of any amendments, modifications or extensions to or of any of the foregoing documents, instruments or agreements and the preparation of any and all documents necessary or desirable to effect such amendments, modifications or extensions and (c) the enforcement by the Bank of any of the rights or remedies of the Bank under any of the foregoing documents, instruments or agreements or under applicable law, whether or not suit is filed with respect thereto.

        Section 8.5 Participants. The Bank and its participants, if any, are not partners or joint venturers, and the Bank shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Bank may be transferred or delegated to any of the participants, successors or assigns of the Bank. If any Person shall acquire a participation in any Advances under this Agreement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under Section 2.9 hereof, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than the rates pursuant to this Agreement or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

        Section 8.6 Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

        Section 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.


        (a) Governing Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota.


        (b) Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota State or Federal court sitting in Minneapolis or St. Paul, Minnesota, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Borrower at its addresses specified in Section 8.3 above. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this
            Section 8.7(b) shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or their property in the courts of other jurisdictions.

        (c) WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.


        Section 8.8 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

        Section 8.9 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                            [SIGNATURE PAGE FOLLOWS]




IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

         FACTUAL DATA CORP.



                                                     By/s/ J.H. Donnan
                                                        --------------
                                                          J. H. Donnan
                                                          Its President

                                                     Borrower's Address:
                                                     5200 Hahns Peak Drive
                                                     Loveland, Colorado  80538


                                                     WELLS FARGO BANK, NATIONAL

                                                     ASSOCIATION

                                                     By/s/ Michael J. McGroarty
                                                       -----------------------
                                                          Michael J. McGroarty
                                                          Its Vice President

                                               Bank's Address:
                                               Norwest Center
                                               Sixth and Marquette
                                               Minneapolis, Minnesota 55479-0089

                      [Signature Page to Credit Agreement]